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                                                              NATIONSBANK CORPORATION

                                      RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                                                    Year Ended
                                                                    December 31
                                              -------------------------------------------------------
                                                 1994       1993       1992       1991       1990
                                              ---------- ---------- ---------- ---------- ----------
                                                               (Dollars in Thousands)
Excluding Interest on Deposits
- ------------------------------

Income before taxes.........................  $2,554,778 $1,991,103 $1,396,213 $  108,524 $  625,467

Equity in undistributed earnings
  of unconsolidated subsidiaries............      (2,604)    (4,756)    (1,426)    (1,114)      (668)

Fixed charges:
     Interest expense (including
       capitalized interest)................   2,895,569  1,420,800    915,880  1,290,755  1,851,513
     Amortization of debt discount and
       appropriate issuance costs...........       8,194      6,377      3,000      2,093      2,872
     1/3 of net rent expense................     114,414     95,786     90,667     81,909     66,195
                                              ---------- ---------- ---------- ---------- ----------
Total fixed charges.........................   3,018,177  1,522,963  1,009,547  1,374,757  1,920,580

Preferred dividend requirements.............      14,796     15,737     29,260     30,775     37,979

Earnings (excluding capitalized interest)...  $5,570,351 $3,509,310 $2,398,329 $1,470,621 $2,533,093
                                              ========== ========== ========== ========== ==========

Fixed charges...............................  $3,032,973 $1,538,700 $1,038,807 $1,405,532 $1,958,559
                                              ========== ========== ========== ========== ==========

Ratio of Earnings to Fixed Charges..........        1.84       2.28       2.31       1.05       1.29



Including Interest on Deposits
- ------------------------------

Income before taxes.........................  $2,554,778 $1,991,103 $1,396,213 $  108,524 $  625,467

Equity in undistributed earnings
  of unconsolidated subsidiaries............      (2,604)    (4,756)    (1,426)    (1,114)      (668)

Fixed charges:
     Interest expense (including
       capitalized interest)................   5,310,419  3,570,079  3,687,650  5,611,057  6,683,262
     Amortization of debt discount and
       appropriate issuance costs...........       8,194      6,377      3,000      2,093      2,872
     1/3 of net rent expense................     114,414     95,786     90,667     81,909     66,195
                                              ---------- ---------- ---------- ---------- ----------
Total fixed charges.........................   5,433,027  3,672,242  3,781,317  5,695,059  6,752,329

Preferred dividend requirements.............      14,796     15,737     29,260     30,775     37,979

Earnings (excluding capitalized interest)...  $7,985,201 $5,658,589 $5,170,099 $5,790,923 $7,364,842
                                              ========== ========== ========== ========== ==========

Fixed charges...............................  $5,447,823 $3,687,979 $3,810,577 $5,725,834 $6,790,308
                                              ========== ========== ========== ========== ==========

Ratio of Earnings to Fixed Charges..........        1.47       1.53       1.36       1.01       1.08

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